Exhibit 99.1

Southern First Reports Results for First Quarter 2024

Greenville, South Carolina, April 18, 2024 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three-month period ended March 31, 2024.

“Our team generated excellent performance during the first quarter in terms of growing profitable client relationships and continuing to manage our credit quality exceptionally well,” stated Art Seaver, the Company’s Chief Executive Officer. “Our disciplined approach to pricing both loans and deposits resulted in improvement in our net interest margin, and this focus will continue as we build on our success for the long-term benefit of our communities and stakeholders.”

2024 First Quarter Highlights

•	Net income was $2.5 million and diluted earnings per common share were $0.31 for Q1 2024
•	Total loans increased to $3.6 billion at Q1 2024, compared to $3.4 billion at Q1 2023
•	Total deposits increased to $3.5 billion at Q1 2024, compared to $3.4 billion at Q1 2023
•	Strong credit quality with nonperforming assets to total assets of 0.09% and past due loans to total loans of 0.36% at Q1 2024
•	Net interest margin was 1.94% for Q1 2024, compared to 2.36% for Q1 2023
•	Book value per common share increased to $38.65 at Q1 2024, or 4%, over Q1 2023
	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
	2024	2023	2023	2023	2023
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$2,522	4,167	4,098	2,458	2,703
Earnings per common share, diluted	0.31	0.51	0.51	0.31	0.33
Total revenue(1)	21,309	21,390	22,094	21,561	22,468
Net interest margin (tax-equivalent)(2)	1.94%	1.92%	1.97%	2.05%	2.36%
Return on average assets(3)	0.25%	0.40%	0.40%	0.26%	0.30%
Return on average equity(3)	3.22%	5.39%	5.35%	3.27%	3.67%
Efficiency ratio(4)	84.94%	79.61%	78.31%	80.67%	76.12%
Noninterest expense to average assets (3)	1.81%	1.64%	1.69%	1.82%	1.89%
Balance Sheet ($ in thousands):
Total loans(5)	$3,643,766	3,602,627	3,553,632	3,537,616	3,417,945
Total deposits	3,460,681	3,379,564	3,347,771	3,433,018	3,426,774
Core deposits(6)	2,807,473	2,811,499	2,866,574	2,880,507	2,946,567
Total assets	4,105,704	4,055,789	4,019,957	4,002,107	3,938,140
Book value per common share	38.65	38.63	37.57	37.42	37.16
Loans to deposits	105.29%	106.60%	106.15%	103.05%	99.74%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	12.59%	12.57%	12.56%	12.40%	12.67%
Tier 1 risk-based capital ratio	10.63%	10.60%	10.58%	10.42%	10.66%
Leverage ratio	8.43%	8.14%	8.17%	8.48%	8.80%
Common equity tier 1 ratio(8)	10.22%	10.19%	10.17%	10.00%	10.23%
Tangible common equity(9)	7.68%	7.70%	7.56%	7.53%	7.60%
Asset Quality Ratios:
Nonperforming assets/ total assets	0.09%	0.10%	0.11%	0.08%	0.12%
Classified assets/tier one capital plus allowance for credit losses	3.99%	4.25%	4.72%	4.68%	5.10%
Loans 30 days or more past due/ loans(5)	0.36%	0.37%	0.13%	0.07%	0.11%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	0.03%	0.00%	0.01%	0.03%	0.01%
Allowance for credit losses/loans(5)	1.11%	1.13%	1.16%	1.16%	1.18%
Allowance for credit losses/nonaccrual loans	1,109.13%	1,026.58%	953.25%	1,363.11%	854.33%

[Footnotes to table located on page 6]

income statements – Unaudited

	Quarter Ended
	Mar 31	Dec 31	Sept 30	Jun 30	Mar 31
(in thousands, except per share data)	2024	2023	2023	2023	2023
Interest income
Loans	$45,605	44,758	43,542	41,089	36,748
Investment securities	1,478	1,674	1,470	706	613
Federal funds sold	1,280	2,703	2,435	891	969
Total interest income	48,363	49,135	47,447	42,686	38,330
Interest expense
Deposits	26,932	27,127	25,130	25,937	17,179
Borrowings	2,786	2,948	2,972	1,924	727
Total interest expense	29,718	30,075	28,102	23,861	17,906
Net interest income	18,645	19,060	19,345	18,825	20,424
Provision (reversal) for credit losses	(175)	(975)	(500)	910	1,825
Net interest income after provision for credit losses	18,820	20,035	19,845	17,915	18,599
Noninterest income
Mortgage banking income	1,164	868	1,208	1,337	622
Service fees on deposit accounts	387	371	356	331	325
ATM and debit card income	544	565	588	536	555
Income from bank owned life insurance	377	361	349	338	332
Other income	192	165	248	194	210
Total noninterest income	2,664	2,330	2,749	2,736	2,044
Noninterest expense
Compensation and benefits	10,857	9,401	10,231	10,287	10,356
Occupancy	2,557	2,718	2,562	2,518	2,457
Outside service and data processing costs	1,846	2,000	1,744	1,705	1,629
Insurance	955	937	1,243	897	689
Professional fees	618	581	504	751	660
Marketing	369	364	293	335	366
Other	898	1,027	725	900	947
Total noninterest expenses	18,100	17,028	17,302	17,393	17,104
Income before provision for income taxes	3,384	5,337	5,293	3,258	3,539
Income tax expense	862	1,170	1,195	800	836
Net income available to common shareholders	$2,522	4,167	4,098	2,458	2,703

Earnings per common share – Basic	$0.31	0.51	0.51	0.31	0.34
Earnings per common share – Diluted	0.31	0.51	0.51	0.31	0.33
Basic weighted average common shares	8,110	8,056	8,053	8,051	8,026
Diluted weighted average common shares	8,142	8,080	8,072	8,069	8,092

[Footnotes to table located on page 6]

Net income for the first quarter of 2024 was $2.5 million, or $0.31 per diluted share, a $1.6 million decrease from the fourth quarter of 2023 and a $181 thousand decrease from the first quarter of 2023. Net interest income decreased $415 thousand during the first quarter of 2024, compared to the fourth quarter of 2023, and decreased $1.8 million, compared to the first quarter of 2023. The decrease in net interest income from the prior quarter was driven by less interest income on our federal funds sold and interest-bearing deposits, while the decrease from the prior year was driven by an increase in deposit and funding costs.

There was a reversal of the provision for credit losses of $175 thousand for the first quarter of 2024, compared to a reversal of $975 thousand during the fourth quarter of 2023 and a provision of $1.8 million during the first quarter of 2023. The provision reversal of $175 thousand during the first quarter of 2024 relates to a reversal in the reserve for unfunded commitments, driven by a decrease in the balance of unfunded commitments at March 31, 2024. As we continue to experience low net charge-offs, our expected loss rates continue to decline, resulting in a reduction in the allowance for credit losses as a percentage of total loans.

Noninterest income was $2.7 million for the first quarter of 2024, compared to $2.3 million for the fourth quarter of 2023, and $2.0 million for the first quarter of 2023. Mortgage banking income continues to be the largest component of our noninterest income at $1.2 million for the first quarter of 2024, $868 thousand for the fourth quarter of 2023, and $622 thousand for the first quarter of 2023.

Noninterest expense for the first quarter of 2024 was $18.1 million, a $1.1 million increase from the fourth quarter of 2023, and a $996 thousand increase from the first quarter of 2023. The increase in noninterest expense from the previous quarter was driven by an increase in compensation and benefits expense, while the increase from the prior year related not only to an increase in compensation and benefits expenses, but also to increases in outside service and data processing costs and insurance expenses. The increase in compensation and benefits expenses during the current quarter was due primarily to an increase in various benefit-related expenses. In addition, the increase in outside service and data processing costs from the prior quarter and prior year was driven by an increase in software licensing and maintenance costs, while insurance costs increased over the prior year due to higher FDIC insurance premiums.

Our effective tax rate was 25.5% for the first quarter of 2024, 21.9% for the fourth quarter of 2023, and 23.6% for the first quarter of 2023. The higher tax rate in the first quarter of 2024 as compared to the prior quarter and prior year was primarily related to the effect of equity compensation transactions during the quarter.

Net interest income and margin - Unaudited

				For the Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)

Interest-earning assets
Federal funds sold and interest-bearing deposits	$ 89,969	$ 1,280	5.71%	$ 197,482	$ 2,703	5.43%	$ 85,966	$ 969	4.57%
Investment securities, taxable	137,271	1,436	4.20%	151,969	1,632	4.26%	87,521	530	2.46%
Investment securities, nontaxable(2)	8,097	55	2.70%	7,831	55	2.76%	10,266	106	4.21%
Loans(10)	3,622,972	45,605	5.05%	3,586,863	44,758	4.95%	3,334,530	36,748	4.47%
Total interest-earning assets	3,858,309	48,376	5.03%	3,944,145	49,148	4.94%	3,518,283	38,353	4.42%
Noninterest-earning assets	159,813			174,717			161,310
Total assets	$4,018,122			$4,118,862			$3,679,593
Interest-bearing liabilities
NOW accounts	$ 295,774	660	0.90%	$ 301,424	656	0.86%	$ 303,176	440	0.59%
Savings & money market	1,620,521	16,299	4.03%	1,697,144	17,042	3.98%	1,661,878	11,992	2.93%
Time deposits	801,734	9,973	4.99%	759,839	9,429	4.92%	543,425	4,747	3.54%
Total interest-bearing deposits	2,718,029	26,932	3.97%	2,758,407	27,127	3.90%	2,508,479	17,179	2.78%
FHLB advances and other borrowings	241,319	2,229	3.71%	257,880	2,387	3.67%	18,243	200	4.45%
Subordinated debentures	36,333	557	6.15%	36,305	561	6.13%	36,224	527	5.90%
Total interest-bearing liabilities	2,995,681	29,718	3.98%	3,052,592	30,075	3.91%	2,562,946	17,906	2.83%
Noninterest-bearing liabilities	707,890			759,413			818,123
Shareholders’ equity	314,551			306,857			298,524
Total liabilities and shareholders’ equity	$4,018,122			$4,118,862			$3,679,593
Net interest spread			1.05%			1.04%			1.59%
Net interest income (tax equivalent) / margin		$18,658	1.94%		$19,073	1.92%		$20,447	2.36%
Less: tax-equivalent adjustment(2)		13			13			23
Net interest income		$18,645			$19,060			$20,424

[Footnotes to table located on page 6]

Net interest income was $18.6 million for the first quarter of 2024, a $415 thousand decrease from the fourth quarter of 2023, driven by a $772 thousand decrease in interest income, on a tax-equivalent basis, partially offset by a $357 thousand decrease in interest expense. The decrease in interest income was driven by a $107.5 million decrease in average federal funds sold and interest-bearing deposit balances. In comparison to the first quarter of 2023, net interest income decreased $1.8 million, resulting primarily from a $432.7 million increase in average interest-bearing liabilities during the 12 months ended March 31, 2024, combined with a 115-basis point increase in the average cost. Our net interest margin, on a tax-equivalent basis, was 1.94% for the first quarter of 2024, a two-basis point increase from 1.92% for the fourth quarter of 2023 and a 42-basis point decrease from 2.36% for the first quarter of 2023. During the first quarter of 2024, the yield on our loan portfolio increased by 10-basis points, while the cost of our interest-bearing deposits increased by only seven basis points, as compared to the fourth quarter of 2023, resulting in a slight increase in net interest margin for the period. The lower net interest margin during the first quarter of 2024, as compared to the first quarter of 2023, was a result of our deposit and borrowing costs increasing faster than our loan yield as our interest-bearing liabilities have been more sensitive to changes in the federal funds rate over the past two years.

Balance sheets - Unaudited

	Ending Balance
	March 31	December 31	September 30	June 30	March 31
(in thousands, except per share data)	2024	2023	2023	2023	2023
Assets
Cash and cash equivalents:
Cash and due from banks	$13,925	28,020	17,395	24,742	22,213
Federal funds sold	144,595	119,349	127,714	170,145	242,642
Interest-bearing deposits with banks	8,789	8,801	7,283	10,183	7,350
Total cash and cash equivalents	167,309	156,170	152,392	205,070	272,205
Investment securities:
Investment securities available for sale	125,996	134,702	144,035	91,548	94,036
Other investments	18,499	19,939	19,600	12,550	10,097
Total investment securities	144,495	154,641	163,635	104,098	104,133
Mortgage loans held for sale	11,842	7,194	7,117	15,781	6,979
Loans (5)	3,643,766	3,602,627	3,553,632	3,537,616	3,417,945
Less allowance for credit losses	(40,441)	(40,682)	(41,131)	(41,105)	(40,435)
Loans, net	3,603,325	3,561,945	3,512,501	3,496,511	3,377,510
Bank owned life insurance	52,878	52,501	52,140	51,791	51,453
Property and equipment, net	93,007	94,301	95,743	96,964	97,806
Deferred income taxes	12,321	12,200	13,078	12,356	12,087
Other assets	20,527	16,837	23,351	19,536	15,967
Total assets	$4,105,704	4,055,789	4,019,957	4,002,107	3,938,140
Liabilities
Deposits	$3,460,681	3,379,564	3,347,771	3,433,018	3,426,774
FHLB Advances	240,000	275,000	275,000	180,000	125,000
Subordinated debentures	36,349	36,322	36,295	36,268	36,241
Other liabilities	53,418	52,436	56,993	51,307	50,775
Total liabilities	3,790,448	3,743,322	3,716,059	3,700,593	3,638,790
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	82	81	81	81	80
Nonvested restricted stock	(5,257)	(3,596)	(4,065)	(4,051)	(4,462)
Additional paid-in capital	124,159	121,777	121,757	120,912	120,683
Accumulated other comprehensive loss	(11,797)	(11,342)	(15,255)	(12,710)	(11,775)
Retained earnings	208,069	205,547	201,380	197,282	194,824
Total shareholders’ equity	315,256	312,467	303,898	301,514	299,350
Total liabilities and shareholders’ equity	$4,105,704	4,055,789	4,019,957	4,002,107	3,938,140
Common Stock
Book value per common share	$38.65	38.63	37.57	37.42	37.16
Stock price:
High	38.71	37.15	30.18	31.34	45.05
Low	29.80	25.16	24.22	21.33	30.70
Period end	31.76	37.10	26.94	24.75	30.70
Common shares outstanding	8,156	8,088	8,089	8,058	8,048

[Footnotes to table located on page 6]

Asset quality measures - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2024	2023	2023	2023	2023
Nonperforming Assets
Commercial
Non-owner occupied RE	$1,410	1,423	1,615	754	1,384
Commercial business	488	319	404	137	1,196
Consumer
Real estate	1,380	985	1,228	1,053	1,075
Home equity	367	1,236	1,068	1,072	1,078
Other	1	-	-	-	-
Total nonaccrual loans	3,646	3,963	4,315	3,016	4,733
Other real estate owned	-	-	-	-	-
Total nonperforming assets	$3,646	3,963	4,315	3,016	4,733
Nonperforming assets as a percentage of:
Total assets	0.09%	0.10%	0.11%	0.08%	0.12%
Total loans	0.10%	0.11%	0.12%	0.09%	0.14%
Classified assets/tier 1 capital plus allowance for credit losses	3.99%	4.25%	4.72%	4.68%	5.10%
	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2024	2023	2023	2023	2023
Allowance for Credit Losses
Balance, beginning of period	$40,682	41,131	41,105	40,435	38,639
Loans charged-off	(424)	(119)	(42)	(440)	(161)
Recoveries of loans previously charged-off	183	310	168	15	102
Net loans (charged-off) recovered	(241)	191	126	(425)	(59)
Provision for (reversal of) credit losses	-	(640)	(100)	1,095	1,855
Balance, end of period	$40,441	40,682	41,131	41,105	40,435
Allowance for credit losses to gross loans	1.11%	1.13%	1.16%	1.16%	1.18%
Allowance for credit losses to nonaccrual loans	1,109.13%	1,026.58%	953.25%	1,363.11%	854.33%
Net charge-offs (recoveries) to average loans QTD (annualized)	0.03%	(0.02)%	(0.01)%	0.05%	0.01%

Total nonperforming assets decreased by $317 thousand during the first quarter of 2024, and represented 0.09% of total assets, a decrease compared to 0.10% for the fourth quarter of 2023 and 0.12% for the first quarter of 2023. While we added three new relationships to nonaccrual during the first quarter of 2024, there were also three relationships either returned to accrual status or paid off during the quarter. In addition, our classified asset ratio decreased to 3.99% for the first quarter of 2024 from 4.25% in the fourth quarter of 2023 and from 5.10% in the first quarter of 2023.

At March 31, 2024, the allowance for credit losses was $40.4 million, or 1.11% of total loans, compared to $40.7 million, or 1.13% of total loans at December 31, 2023, and $40.4 million, or 1.18% of total loans, at March 31, 2023. We had net charge-offs of $241 thousand, or 0.03% annualized, for the first quarter of 2024, compared to net recoveries of $191 thousand for the fourth quarter of 2023 and net charge-offs of $59 thousand for the first quarter of 2023. There was no provision for credit losses recorded during the first quarter of 2024, compared to a reversal of $640 thousand for the fourth quarter of 2023 and a provision of $1.9 million for the first quarter of 2023. As we continue to experience low net charge-offs, the expected loss rates in our allowance for credit loss continue to decline, resulting in no provision for credit loss expense for the quarter.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2024	2023	2023	2023	2023
Commercial
Owner occupied RE	$631,047	631,657	637,038	613,874	615,094
Non-owner occupied RE	944,530	942,529	937,749	951,536	928,059
Construction	157,464	150,680	119,629	115,798	94,641
Business	520,073	500,161	500,253	511,719	495,161
Total commercial loans	2,253,114	2,225,027	2,194,669	2,192,927	2,132,955
Consumer
Real estate	1,101,573	1,082,429	1,074,679	1,047,904	993,258
Home equity	184,691	183,004	180,856	185,584	180,974
Construction	53,216	63,348	54,210	61,044	71,137
Other	51,172	48,819	49,218	50,157	39,621
Total consumer loans	1,390,652	1,377,600	1,358,963	1,344,689	1,284,990
Total gross loans, net of deferred fees	3,643,766	3,602,627	3,553,632	3,537,616	3,417,945
Less—allowance for credit losses	(40,441)	(40,682)	(41,131)	(41,105)	(40,435)
Total loans, net	$3,603,325	3,561,945	3,512,501	3,496,511	3,377,510

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2024	2023	2023	2023	2023
Non-interest bearing	$671,708	674,167	675,409	698,084	740,534
Interest bearing:
NOW accounts	293,064	310,218	306,667	308,762	303,743
Money market accounts	1,603,796	1,605,278	1,685,736	1,692,900	1,748,562
Savings	32,248	31,669	34,737	36,243	39,706
Time, less than $250,000	206,657	190,167	125,506	114,691	106,679
Time and out-of-market deposits, $250,000 and over	653,208	568,065	519,716	582,338	487,550
Total deposits	$3,460,681	3,379,564	3,347,771	3,433,018	3,426,774
Footnotes to tables:
(1) Total revenue is the sum of net interest income and noninterest income.
(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(3) Annualized for the respective three-month period.
(4) Noninterest expense divided by the sum of net interest income and noninterest income.
(5) Excludes mortgage loans held for sale.
(6) Excludes out of market deposits and time deposits greater than $250,000 totaling $653,208,000.
(7) March 31, 2024 ratios are preliminary.
(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(10) Includes mortgage loans held for sale.

About Southern First Bancshares
Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $4.1 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.”  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “preliminary”, “intend,” “plan,” “target,” “continue,” “lasting,” and “project,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan and deposit growth as well as pricing of each product, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to Congress on the regulatory landscape and capital markets; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (7) changes in interest rates, which may continue to affect the company’s net income, interest expense, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; (8) elevated inflation which may cause adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; (9) any increase in FDIC assessments which have increased and may continue to increase our cost of doing business; and (10) changes in accounting principles, policies, practices, or guidelines.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL & MEDIA CONTACT:
ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com